UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

PepperBall Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	001-32566	20-1978398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6142 Nancy Ridge Drive, Suite 101
San Diego, CA 92121
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 638-0236

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On December 10, 2009, PepperBall Technologies – CA, Inc., a Delaware corporation (“PTI-CA”) and a wholly owned subsidiary of PepperBall Technologies, Inc., a Colorado corporation (the “Company”), entered into an Eighth Amendment to Loan Agreement (the “Amendment”) with Agility Capital, LLC (“Agility”).  The Amendment amends the Loan Agreement dated November 18, 2005, as previously amended on April 12, 2006, September 8, 2006, April 20, 2007, October 19, 2007, April 25, 2008, November 26, 2008 and December 12, 2008 (the “Loan Agreement”).

Pursuant to the Amendment, PTI-CA may immediately request advances under the Loan Agreement of up to $160,000 (bringing the total amount outstanding under the Loan Agreement to $250,000).  In addition, upon the closing by PTI-CA of a minimum of $500,000 in additional equity or subordinated debt financing (a “Financing”), up to an additional $250,000 may be borrowed by PTI-CA under the Loan Agreement (bringing the total amount outstanding under the Loan Agreement to $500,000).  However, no advances shall be available after May 10, 2010, and the Amendment provides that it shall be an event of default if PTI-CA does not close a Financing prior to April 30, 2010.  As security for PTI-CA’s obligations under the Loan Agreement, PTI-CA, the Company and the Company’s wholly owned subsidiaries Vizer Group, Inc. (“Vizer”) and Veritas Tactical, Inc. (“Veritas”) have granted Agility a security interest in all of their respective assets.

Amounts outstanding under the Loan Agreement will be interest-only through January 10, 2010, and monthly payments of principle (in addition to monthly interest payments at 12% per annum) will be made thereafter pursuant to an amortization schedule set forth in the Amendment.  All amounts outstanding under the Loan Agreement are due on December 10, 2010 (the “Maturity Date”).  PTI-CA also agreed to pay Agility’s expenses in connection with the Amendment (approximately $5,000), to pay Agility a facility origination fee of $12,500 (of which $5,000 was paid on the date of the Amendment and $7,500 will be paid in February 2010) and to pay Agility a monthly loan management fee of $850.  In addition, PTI-CA will pay Agility a loan fee of $50,000 associated with the amendment to the Loan Agreement entered in December 2008 (such loan fee to be paid in installments of $10,000 per month beginning in March 2010 and ending in July 2010).

Upon an event of default under the Loan Agreement, the Amendment provides that the interest rate increases to 18% until the default is cured, and a default fee of $10,000 will be charged.

The Company, Vizer and Veritas have guaranteed the performance of PTI-CA’s obligations under the Loan Agreement.  In addition, John Stiska, the Company’s Chief Executive Officer, has personally guaranteed the payment of all amounts outstanding under the Loan Agreement.

  The foregoing description of the Amendment and the related unconditional guaranty is qualified by reference to the Amendment and the unconditional guaranty, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

In connection with the execution of the Amendment, the Company issued to Agility a warrant (the “Warrant”) to purchase up to $150,000 of the Company’s common stock.  The warrant has a term of seven years and carries an exercise price per share equal to the lesser of (i) $0.10 or (ii) the price per share at which the Company sells or issues its common stock in a Financing (as a result, the Warrant is exercisable to purchase a minimum of up to 1,500,000 shares of the Company’s common stock).  The Warrant provides that the exercise price will be adjusted pursuant to a weighted-average formula in the event the Company issues additional common shares during the term of the Warrant at a price per share that is less than the then-effective exercise price.  In addition, upon the occurrence of an event of default under the Loan Agreement, Agility may acquire a warrant to purchase an additional 50,000 shares of the Company’s common stock for the first 30 days the default remains uncured and may acquire warrants to purchase an additional 75,000 shares of the Company’s common stock for each subsequent 30 day period during which the default remains uncured.

The Warrants and the securities issuable upon exercise of the Warrants have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The foregoing description of the Warrant is qualified by reference to the Warrant, which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01, Entry into a Material Definitive Agreement, is hereby incorporated by reference into this Item 2.03.

Item 3.02  Unregistered Sales of Equity Securities

The information set forth above under Item 1.01, Entry into a Material Definitive Agreement, is hereby incorporated by reference into this Item 3.02.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

10.1	Eighth Amendment to Loan Agreement dated December 10, 2009 by and between Agility Capital, LLC and PepperBall Technologies – CA, Inc., a Delaware corporation.
10.2	Unconditional Guaranty dated December 10, 2009.
10.3	Warrant to Purchase Common Stock issued on December 10, 2009 by PepperBall Technologies, Inc., a Colorado corporation, to Agility Capital, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepperBall Technologies, Inc.

Date: December 15, 2009	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer